Exhibit 99.1

Inventergy Global, Inc. Announces Reverse Stock Split

CAMPBELL, CA—December 7, 2015 - Inventergy Global, Inc. (NASDAQ: INVT) ("Inventergy" or the “Company”) today announced that it will effect a one-for-ten reverse stock split of its outstanding common stock effective at 8:00 am Eastern Time Tuesday, December 8, 2015 ("Effective Time"). The Company`s common stock will open for trading on The NASDAQ Capital Market on December 8, 2015 on a post-split basis under its existing trading symbol "INVT" and under its new CUSIP number 46123X 409. The reverse stock split will reduce the number of outstanding shares of the Company’s common stock from approximately 42.2 million shares to approximately 4.2 million shares.

The reverse stock split is intended to increase the per share trading price of the Company`s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market. As a result of the reverse stock split, every ten shares of the Company`s common stock issued and outstanding as of the Effective Time will be consolidated into one issued and outstanding share. Should the reverse stock split result in any of the Company`s stockholders owning a fractional share, such fractional share will be rounded up to the next highest whole share.

The Company has retained its transfer agent, Continental Stock Transfer & Trust Company ("Continental"), to act as its exchange agent for the reverse stock split. Continental will provide stockholders of record as of the Effective Time with a letter of transmittal providing instructions for the exchange of their stock certificates. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

A reverse stock split within a range of one-for-two to one-for-ten was approved by the Company`s stockholders at the 2015 Annual Meeting of Stockholders held on September 9, 2015 and the specific ratio of one-for-ten was subsequently approved by the Company’s Board of Directors. For more information regarding the reverse stock split, please refer to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on Schedule 14A on July 31, 2015.

About Inventergy Global, Inc.

Inventergy Global, Inc. (“Inventergy”) is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns.

For more information about Inventergy, visit www.inventergy.com.

Contact:

Robert Haag

IRTH Communications

INVT@irthcommunications.com

866-976-4784

inventergy.com  / 900 E. Hamilton Avenue, Suite 180 / Campbell, CA 95008